Exhibit 10.1
LYONDELLBASELL INDUSTRIES
NON-EXECUTIVE BOARD MEMBER
RESTRICTED STOCK UNIT AWARD AGREEMENT

By letter (the “Grant Letter”), effective as of [______], 20[__] (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries Long-Term Incentive Plan (the “Plan”), has granted to the Participant the right to receive the number of shares of Common Stock (as defined in the Plan) specified in the Grant Letter subject to transfer and forfeiture restrictions (“Restricted Stock Units”). These grants are all subject to adjustment as provided in the Plan, and the following terms and conditions (the “Award Agreement”):
1.Relationship to Plan and Company Agreements.

This Restricted Stock Unit grant is subject to all Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Board. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan.
2.Restriction Period and Vesting Schedule.
(a)The Restriction Period applicable to the Restricted Stock Units shall lapse on the first anniversary of the Grant Date (the “Vesting Date”). Except as otherwise provided in this Section 2, the Participant must be in continuous service as a member of the Board from the Grant Date through the Vesting Date to vest in Restricted Stock Units.
(b)If the Participant has been in continuous service as a member of the Board since the Grant Date, the Restriction Period shall lapse and the Restricted Stock Units shall become fully vested, irrespective of the limits in subparagraph (a), upon (1) involuntary termination of service as a member of the Board of Directors of the Company in connection with the occurrence of a Change of Control, (2) any termination of service as a member of the Board due to death or Disability, or (3) such other circumstances as determined by the Board in its sole discretion with respect to all or any portion of the Restricted Stock Units, provided that the Participant shall abstain from any such determination. In the event that the Grantee’s service as a member of the Board terminates at the Company’s next annual general meeting of shareholders (due to the Grantee’s retirement, resignation, or otherwise) and prior to the Vesting Date, the Restricted Stock Units shall not be forfeited and shall continue to be earned and vest on the Vesting Date unless otherwise determined by the Board in its sole discretion.
(c)For purposes of this Award Agreement, “Disability” means a permanent and total disability as defined in 22(e)(3) of the Code.
3.Terms and Conditions.
Each Restricted Stock Unit shall be subject to the restrictions below during the Restriction Period. A Participant shall not be entitled to any payment under Section 5 until the Restriction Period for affected Restricted Stock Units lapses. No rights related to a Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period. Restricted Stock Units shall be forfeited on the date the Participant’s service as a member of the Board terminates prior to the Vesting Date except as otherwise provided in Section 2 hereof.

4.Registration of Units.
The Participant’s right to receive Common Stock in settlement of the Restricted Stock Units shall be evidenced by book entry (or by such other manner as the Board may determine).
5.Settlement.
Subject to Section 7 hereof, when the Restricted Stock Units vest under Section 2 and the Restriction Period lapses, a Participant shall become entitled to receive, within 60 days of the date the Restriction Period lapses, the number of shares of Common Stock equal to the number of Restricted Stock Units which have vested on such date.
6.Dividend Equivalents.
The Company will pay Dividend Equivalents for each outstanding Restricted Stock Unit as soon as administratively practicable after dividends, if any, are paid on the Company’s outstanding shares of Common Stock.
7.Withholding.
No shares of Common Stock shall be delivered to or for a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company for those shares has been remitted to the Company or unless provisions to pay withholding requirements have been made to the Board’s satisfaction. The Board may make any provision it deems appropriate to withhold any taxes it determines are required in connection with the Restricted Stock Units. Unless the Participant pays all taxes required to be withheld by the Company or paid in connection with vesting of all or any portion of the Restricted Stock Units by delivering cash to the Company, the Company shall withhold from the Restricted Stock Unit grant shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the award of Restricted Stock Units.
8.No Fractional Shares.
No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of pro-ration in Section 2(b)(3), if applicable, Restricted Stock Units shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 7 shall be rounded to whole shares in the manner determined by the Board to be appropriate to satisfy the minimum statutory withholding requirements.
9.Successors and Assigns.
This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

10.Section 409A.
It is intended that the provisions of this Award Agreement not be subject to the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder pursuant to the short-term deferral exception in Treasury Regulation § 1.409A-1(b)(4), and the Award Agreement shall be interpreted and administered accordingly.

LYONDELLBASELL INDUSTRIES N.V.

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